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                                                                    Exhibit 23.1

            Consent of Independent Registered Public Accounting Firm


Ladies and Gentlemen:

We consent to the inclusion in this Registration Statement on Form SB-2 of Smoky Market Foods, Inc. (the "Company") of (i) our report dated January 25, 2007 related to the financial statements of the Company as of, and for the period ended, December 31, 2006, and (ii) our report dated December 15, 2006 related to the financial statements of the Smoky Systems, LLC as of, and for the year ended, December 31, 2005.

/s/ Jaspers + Hall, PC
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   Jaspers + Hall, PC

Denver, Colorado
May 15, 2007